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                                                                  EXHIBIT (a)(3)

OPTION EXCHANGE PROGRAM


       o    Option exchange program approved by the BOD

            o    One time offer to all employees except corporate officers

       o    Roll out in fiscal Q1

       o    Participation is optional

       o    All outstanding grants are eligible

            o    No arbitrary price threshold set by the company







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OPTION EXCHANGE PROGRAM


       o   Option exchange program must meet SEC rules

       o   Option exchange process:

           o   Existing option grant(s) are cancelled

           o   New option is granted 6 months and a day from cancellation date

           o   New exercise price is set at grant date

           o   Options exchanged on a 1 for 1 basis

       o   New options vest in two years



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